EXHIBIT 99.5

C L I F F O R D	LIMITED LIABILITY PARTNERSHIP
C H A N C E
EXECUTION COPY

CE ELECTRIC UK FUNDING COMPANY

AND

AMBAC ASSURANCE UK LIMITED

AND

THE LAW DEBENTURE TRUST CORPORATION p.l.c.

SUPPLEMENTAL TRUST DEED

in relation to the

£200,000,000 7.25% Guaranteed Bonds due 2022
unconditionally and irrevocably guaranteed as to scheduled payments of principal and interest pursuant to a financial guarantee issued by
AMBAC Assurance UK Limited

THIS SUPPLEMENTAL TRUST DEED is made on 5 May 2005

BETWEEN

(1)	CE ELECTRIC UK FUNDING COMPANY (the "Issuer"), a company incorporated in England and Wales with unlimited liability under registered number 3476201;
(2)	AMBAC ASSURANCE UK LIMITED ("Ambac"), a company incorporated in England and Wales with limited liability under registered number 3248674; and
(3)
THE LAW DEBENTURE TRUST CORPORATION p.l.c., a company incorporated in England and Wales with limited liability under registered number 1675231 (the "Trustee", which expression shall, where the context so admits, include all persons for the time being the trustee or trustees of the Trust Deed (as defined below)).

WHEREAS

(A)
The The Issuer has issued £200,000,000 7.25% Guaranteed Bonds due 2022 (the "Bonds") unconditionally and irrevocably guaranteed as to scheduled payments of principal and interest pursuant to a financial guarantee issued by Ambac.

(B)	The parties hereto have executed a trust deed constituting the Bonds, dated 15 December 1997 (as amended and/or supplemented from time to time, the "Trust Deed").
(C)	The parties wish to amend and modify the Trust Deed as set out in this instrument, which is supplemental to the Trust Deed.

NOW THIS DEED WITNESSES AND IT IS HEREBY DECLARED as follows:

1.	DEFINITIONS

Words and expressions defined in the Trust Deed (or incorporated therein by reference) shall, except where the context otherwise requires, have the same meanings in this Supplemental Trust Deed. If there is any inconsistency between the definitions herein and the Trust Deed the definitions used herein shall apply.

2.	ACKNOWLEDGMENT
2.1
The parties hereto agree and acknowledge that (i) Ambac is the Controlling Party for the purposes of the Bonds, (ii) Ambac has given written notice to the Trustee of its intention to exercise the Trust Rights, and (iii) Ambac has directed the Trustee to consent to the amendments and modifications to the Trust Deed set out herein.

2.2	The Trustee, by its execution hereof, hereby consents to such amendments and modifications.

3.	AMENDMENT
3.1	The Conditions shall be amended as set out in Schedule 1 hereto.
3.2	The Bonds currently outstanding shall be deemed amended and modified to conform to the amendments and modifications herein contemplated with effect from the date hereof.
3.3	Clause 10 (Covenants by the Issuer in favour of Ambac) of the Trust Deed shall be amended by the deletion of sub-paragraph (A) and the substitution of the following:
"not modify or amend, or agree to any modification or amendment to any Electricity Distribution Licence without the consent of OFGEM;"

4.	COUNTERPARTS
This Supplemental Trust Deed may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

5.	GOVERNING LAW
This Supplemental Trust Deed is governed by, and shall be construed in accordance with, English law.

6.	THIRD PARTY RIGHTS
A person who is not a party hereto has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Supplemental Trust Deed.

7.	FURTHER ASSURANCE
The parties agree to take such action and enter into such documents, agreements or deeds as are necessary or desirable to give effect to this Supplemental Trust Deed.

THIS SUPPLEMENTAL TRUST DEED has been executed as a deed by all the parties hereto and is delivered by them on the date specified above.

SCHEDULE 1

Amendments to Terms and Conditions

1.	The Terms and Conditions shall be amended as follows:
1.1	By the deletion of Condition 4 (Limitation on Distributions) in its entirety and the substitution of the following:
"4. Limitation on Distributions

The Company has undertaken with Ambac that so long as any of the Bonds remain outstanding and for so long as no Ambac Event of Default has occurred and is continuing, the Company will not make any Distribution unless:

(i)
in the period commencing on 5 May 2005 and ending on 30 December 2006, the ratio of Consolidated Senior Total Net Debt (as at the end of the month immediately preceding the date on which the Distribution is to be made and calculated on a pro forma basis as if the Distribution had been made) to RAV does not exceed 0.79:1; or

(ii)
in the period commencing on 31 December 2006 and ending on 30 December 2007, the ratio of Consolidated Senior Total Net Debt (as at the end of the month immediately preceding the date on which the Distribution is to be made and calculated on a pro forma basis as if the Distribution had been made) to RAV does not exceed 0.77:1; or

(iii)
on or after 31 December 2007, the ratio of Consolidated Senior Total Net Debt (as at the end of the month immediately preceding the date on which the Distribution is to be made and calculated on a pro forma basis as if the Distribution had been made) to RAV does not exceed 0.75:1."

1.2	By the deletion in its entirety of the definition of "Interest Coverage Ratio" in Condition 3 (Definitions).
1.3	By the addition in Condition 3 (Definitions) of the following definitions:

"Cash Equivalents" means investments in sterling demand or time deposits, certificates of deposit and short term debt obligations (including commercial paper), synthetic sterling deposits, shares in money market liquidity funds or a guaranteed investment contract, provided that in all cases such investments have a maturity of not longer than nine months from the date of their acquisition subject to meeting the following credit criteria: (1) money market funds with a minimum credit rating of AAA or equivalent from any two Rating Agencies (or, in the case of shares in money market liquidity funds, from any single Rating Agency); (2) all other counterparties and other specific instruments with a minimum short term credit rating of A-1 from S&P or of P-1 from Moody's.

"Consolidated Senior Total Net Debt" means, at any time, the aggregate amount (without double counting) of all obligations of the Group for or in respect of Financial Indebtedness (other than between members of the Group) which ranks at least pari passu with the Bonds but:

(i)	deducting the aggregate amount of all obligations of any member of the Group in respect of Project Finance Indebtedness;
(ii)
deducting the aggregate amount of all obligations of any member of the Group in respect of Financial Indebtedness to the extent that the repayment or redemption of such Financial Indebtedness is provided for by the purchase by a member of the Group of a GIC; and

(iii)	deducting the aggregate amount of freely available cash and Cash Equivalents held by any member of the Group at such time, and so that no amount shall be excluded more than once.

"Electricity Distribution Licence" means the electricity distribution licence granted or treated as granted to Northern Electric Distribution Limited or Yorkshire Electricity Distribution plc under section 6(1)(c) of the Electricity Act.

"Final Proposals" means the final proposals document published by OFGEM for each electricity distribution price control review.

"Financial Indebtedness" means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of:

(i)	moneys borrowed and debit balances with financial institutions;
(ii)	any amount raised by acceptance under any acceptance credit facility;
(iii)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(iv)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with UK GAAP, be treated as a finance or capital lease;

(v)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(vi)
any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding any given in respect of trade credit arising in the ordinary course of business);

(vii)	any amount raised by the issue of redeemable shares which are redeemable prior to 15 December 2022;
(viii)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and
(ix)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (i) to (viii) above.

"GIC" means each of (i) the investment agreement dated on or about 28 April 2005 between Ambac Capital Funding, Inc., Ambac Assurance UK Limited and Northern Electric Distribution Limited and/or Northern Electric Finance plc, (ii) the investment agreement dated on or about 28 April 2005 between Ambac Capital Funding, Inc., Ambac Assurance UK Limited and Yorkshire Electricity Distribution plc and (iii) any other guaranteed investment contract or similar investment agreement with a maturity of 60 months or less from the date of purchase and which is provided by a counterparty which has or whose obligations under such guaranteed investment contract or other agreement are guaranteed by an entity that has a credit rating of at least AA- from S&P and Aa3 from Moody's.

"OFGEM" means the Gas and Electricity Markets Authority and/or the Office of Gas and Electricity Markets, including their successor office or body, as appropriate.
"Regulated Asset Value" or "RAV" means the aggregate regulatory asset value of Northern Electric Distribution Limited and Yorkshire Electricity Distribution plc, as set out in the most recent Final Proposals, adjusted for inflation, as of the 31 March nearest to the date on which the Company proposes to make any Distribution, provided that there shall be included in any determination of RAV the value of any assets which were included in RAV as at 31 March 2005 but which (i) subsequently are excluded from RAV by OFGEM, (ii) have become subject to a separate price control arrangement, and (iii) are still owned by Northern Electric Distribution Limited or Yorkshire Electricity Distribution plc as of the date of determination of RAV, and provided further that if at any time OFGEM alters its methodology of determining RAV in a manner which results in a change in RAV, the Company and Ambac shall promptly in good faith negotiate appropriate adjustments to this definition (and to other terms defined or described herein solely for the purposes of this definition) so that the original intent of the undertaking set forth in Condition 4 is preserved and in the absence of agreement between the Company and Ambac within 60 days, such adjustments shall be determined by an independent accountant experienced in the regulated electricity distribution market selected by the Company.

1.4	Condition 11 (The Company's Covenants to Ambac) shall be amended as follows:
by the deletion of sub-paragraph (a) and the substitution of the following:

"not modify or amend, or agree to any modification or amendment to any Electricity Distribution Licence without the consent of OFGEM;".

EXECUTION PAGE

EXECUTED as a DEED and delivered by	)
CE ELECTRIC UK FUNDING COMPANY	)
acting by a Director and the Secretary	)

/s/ Patrick Goodman
Patrick Goodman
Director

/s/ John Elliott
John Elliott
Secretary

EXECUTED and DELIVERED as a DEED	)	Seal
under the Common Seal of	)
AMBAC ASSURANCE UK LIMITED	)
in the presence of:	)

/s/ Thomas Jacquot
Thomas Jacquot
Authorised Signatory

EXECUTED and DELIVERED as a DEED	)	Seal
under the Common Seal of	)
THE LAW DEBENTURE TRUST	)
CORPORATION p.l.c.	)
in the presence of:	)

/s/ Chris Burgess
Chris Burgess
Authorised Signatory

/s/
Director